Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 914-789-2800 www.progenics.com

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
SECOND QUARTER 2014 FINANCIAL RESULTS

Tarrytown, NY, August 8, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) today announced its results of operations for the quarter and six months ended June 30.

Net loss for the quarter was $11.1 million or $0.17 diluted per share, compared to net loss of $12.3 million or $0.24 diluted per share in the 2013 period. Net loss for the current six months was $20.4 million or $0.31 diluted per share, compared to $23.5 million or $0.46 diluted per share in 2013. Progenics ended the quarter with cash, cash equivalents and securities of $87.6 million, reflecting a decrease of $8.7 million in the quarter and an increase of $19.5 million from 2013 year-end, resulting primarily from public offering proceeds.

Second quarter revenue totaled $1.5 million, down from $1.8 million in 2013, reflecting decreased collaboration revenue of $0.4 million and increased royalty income of $0.2 million. Second quarter royalty income of $1.4 million compared to $1.2 million in the 2013 period, is based on RELISTOR® net sales (in millions) reported to Progenics by our commercialization partner Salix. Current year first half revenues were $3.3 million, down from $4.0 million in 2013, reflecting royalty income of $2.1 million compared to $2.3 million in the 2013 period. Net Relistor sales increased to $9.1 million in the current quarter from prior quarter net sales of $4.8 million. Salix attributed the higher sales in the second quarter to wholesalers demand and lower returns compared to the first quarter of 2014.

	Net Relistor Sales
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013
U.S.	$8.2	$6.7	$3.6	$11.8	$13.4
Ex-U.S.	0.9	1.2	1.2	2.1	2.2
Global	$9.1	$7.9	$4.8	$13.9	$15.6

Second quarter research and development expenses decreased by $1.7 million compared to the prior year period, reflecting lower rent and compensation expenses, partially offset by higher clinical trial expenses for PSMA ADC and contract manufacturing expenses for Azedra and 1404. Year-to-date research and development expenses decreased by $3.5 million compared to prior year period. Second quarter general and administrative expenses increased by $0.4 million, compared to the prior year period, primarily due to a non-cash expense of $0.4 million resulting from an increase to the estimated fair value in contingent consideration liability arising from the Company's 2013 Molecular Insight acquisition. Year-to-date general and administrative expenses decreased by $0.1 million compared to prior year period, net of $0.9 million non-cash expense resulting from an increase in the estimated fair value in contingent consideration liability.

Progenics Announces Second Quarter Financial Results

Second Quarter and Upcoming Events

●
The U.S. Food and Drug Administration said on July 10 that the sNDA expanding Relistor's indication to include chronic non-cancer pain patients with OIC can be approved on the data previously submitted in that filing. The decision follows Salix's appeal of the agency's Complete Response Letter on the filing two years ago and an Advisory Committee convened by the FDA last month. Salix submitted to the agency on July 25 information required for final approval, and we expect a two-month review.

●	Salix has said it intends to meet with the FDA as soon as possible to discuss a path forward for oral Relistor for the treatment of OIC in patients with chronic, non-cancer pain.

●
Results from two trials of the Company's small molecule PSMA imaging agent for prostate cancer, 1404, are scheduled to be presented at a featured oral session during the annual meeting of the European Association of Nuclear Medicine (EANM) in Gothenburg, Sweden on in October.

	⃝	The phase 2 complete study results involving 104 patients are to be presented by Dr. Gabriella Dabasi of Semmelweis University.
	⃝	Dr. Shankar Vallabhajosula of Cornell University's Medical College is to present phase 1 pilot study results on nine patients.

Conference Call and Webcast

Progenics will review second quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 82702559. A live webcast will be available on the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Second Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Royalty income	$1,367	$1,176	$2,102	$2,333
Collaboration revenue	72	514	1,121	1,367
Research grants	-	77	-	275
Other revenues	38	34	69	52
Total revenues	1,477	1,801	3,292	4,027

Expenses:
Research and development	7,848	9,585	14,767	18,300
License fees – research and development	180	153	270	223
Royalty expense	147	119	229	235
General and administrative	4,256	3,899	8,161	8,219
Depreciation and amortization	133	318	277	595
Total expenses	12,564	14,074	23,704	27,572

Operating loss	(11,087)	(12,273)	(20,412)	(23,545)

Other income:
Interest income	13	10	25	24
Total other income	13	10	25	24

Net loss before income tax benefit	(11,074)	(12,263)	(20,387)	(23,521)

Income tax benefit	1	-	1	-

Net loss	$(11,073)	$(12,263)	$(20,386)	$(23,521)

Net loss per share; basic and diluted	$(0.17)	$(0.24)	$(0.31)	$(0.46)
Weighted average shares outstanding; basic and diluted	63,743	51,481	66,775	50,802

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	June 30, 2014	December 31, 2013

Cash and cash equivalents	$85,347	$65,860
Accounts receivable, net	1,468	2,879
Auction rate securities	2,208	2,208
Fixed assets, net	2,203	2,413
Intangible assets, net and goodwill	39,079	39,081
Other assets	2,100	2,100
Total assets	$132,405	$114,541

Current liabilities	$4,352	$6,627
Contingent consideration liability	16,600	15,700
Deferred tax and other liabilities	13,232	13,235
Total liabilities	34,184	35,562
Stockholders' equity	98,221	78,979
Total liabilities and stockholders' equity	$132,405	$114,541

Progenics Announces Second Quarter Financial Results

About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic in a two-cohort phase 2 clinical trial and a small molecule targeted imaging agent that has completed patient dosing in a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

Progenics Announces Second Quarter Financial Results
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com. Please follow us on LinkedIn®.

For more information about Relistor, please visit www.relistor.com.